Exhibit 99.1

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF

NORTHSTRIVE SPONSOR I LLC

This Amended and Restated Limited Liability Company Operating Agreement (the “A&R Agreement”) of NorthStrive Sponsor I LLC (the “Company”) is entered into on September 25, 2026, by and between the Company and PMGC Holdings, Inc, a Nevada corporation, as the single member of the Company (the “Member”).

WHEREAS, the Company was formed as a limited liability company on April 23, 2026 (the “Formation Date”), when the Company’s Certificate of Formation became effective upon filing with the Delaware Department of State, Division of Corporations (the “DOC”) pursuant to and in accordance with the Delaware Limited Liability Company Act, as amended from time to time (the “DLLCA”), with the Manager (as defined in Section 6.3 herein) having received and held the membership interests of the Company on behalf of and for the benefit of the Member;

WHEREAS, the Member intended that the purpose of the Company be to conduct any business, enterprise or activity permitted by or under the DLLCA, in furtherance of owning certain equity interests in NorthStrive Acquisition Corp I., a blank check company incorporated on April 27, 2026 in the Cayman Islands (the “SPAC”), for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”);

WHEREAS, the Company intended that the SPAC would pursue an initial public offering (the “Public Offering”) of its units, with each unit consisting of one Class A ordinary share, par value $0.0001 per share (each, a “Class A ordinary share”), one redeemable warrant, and one right to receive one-fourth (1/4) of one Class A ordinary share;

WHEREAS, the Public Offering was consummated on August 19, 2026 upon which the Company beneficially held 2,728,070 Class A ordinary shares, par value $0.0001 per share, of the SPAC, consisting of (i) 2,496,320 Class A Ordinary Shares underlying the SPAC’s Class B Ordinary Shares (of which an aggregate of 325,607 Class B Ordinary Shares are subject to forfeiture to the extent that the underwriter’s over-allotment option is not exercised in full or in part), previously issued to the Company, which Class B Ordinary Shares are convertible to Class A Ordinary Shares on the closing of the SPAC’s business combination or earlier at the holder’s option; and (ii) 231,750 Class A Ordinary Shares included in the private placement offering, which was consummated simultaneously with the Public Offering;

WHEREAS, the Manager, the original sole member of the Company, previously entered into a Limited Liability Company Agreement of the Company, dated as of the Formation Date (the “Original Agreement”); and

WHEREAS, the Manager and the Member now desire to amend and restate the Original Agreement in its entirety, in order to: (i) provide for the transference of the membership interests of the Company from the Manager to the Member for total consideration of $1.00, such transference to be deemed effective as of April 24, 2026 (the “Effective Date”); and (ii) govern the respective rights and obligations of the Member, and any future Member(s) and to provide for the management and operation of Company upon the terms and conditions set forth herein.

NOW, THEREFORE, the Member and the Company agree as follows:

1. Name. The name of the Company will continue to be NorthStrive Sponsor I LLC.

2. Purpose. The purpose of the Company is as set forth in the second recital herein.

3. Powers. The Company shall continue to have all the powers necessary or convenient to carry out the purposes for which it is organized, including the powers granted by the DLLCA.

4. Principal Office; Registered Agent and Office.

4.1 Principal Office. The address of the principal office of the Company shall continue to be 120 Newport Center Drive, Newport Beach, CA 92660, or such other location as the Member may designate.

4.2 Registered Agent and Office. The initial registered agent of the Company for service of process in the State of Delaware and the initial registered office of the Company in the State of Delaware shall be that person or entity and location set forth in the Certificate of Formation. In the event the registered agent or registered office shall change for any reason, the Member shall promptly notify the DOC of such change in any manner allowed by the DLLCA.

5. Members.

5.1 Member. The Member owns 100% of the membership interests of the Company. The name and the business, residence, or mailing address of the Member are as follows:

PMGC Holdings Inc.

120 Newport Center Drive
Newport Beach, CA 92660

5.2 Additional Members. One or more additional members may be admitted to the Company with the consent of the Member. Before the admission of any such additional members to the Company, the Member shall adopt a new operating agreement or amend this A&R Agreement to make such changes as the Member shall determine to reflect the fact that the Company shall have such additional members. Each additional member shall execute and deliver a supplement or counterpart to this A&R Agreement, as necessary.

5.3 No Certificates for Membership Interests. The Company will not issue any certificates to evidence ownership of the membership interests.

6. Management.

6.1 Authority of the Member; Role of the Manager. The Company shall be manager-managed; provided that the Manager shall act at all times subject to the direction and control of the Member. The Manager shall have authority to manage the operations and affairs of the Company. The Manager shall not vote, dispose of, or take any other action with respect to any securities of the SPAC held by the Company except as directed in writing by the Member. The Member may exercise any right or power of the Company directly. Any action taken by the Manager shall constitute the act of and serve to bind the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of the Manager as set forth in this A&R Agreement. Subject to the direction and control of the Member, the Manager shall have all rights and powers of a manager under the DLLCA, and shall have such authority, rights, and powers in the management of the Company to do any and all other acts and things necessary, proper, convenient, or advisable to effectuate the purposes of this A&R Agreement.

6.2 Election of Officers; Delegation of Authority. The Manager may, from time to time, designate one or more officers with the titles as may be designated by the Manager to act in the name of the Company with such authority as may be delegated to such officers by the Manager (each such designated person, an “Officer”). Any such Officer shall act pursuant to such delegated authority until such Officer is removed by the Manager. Any action, including any debt contracted or liability incurred by or on behalf of the Company, taken by an Officer designated by the Manager pursuant to authority delegated to such Officer shall constitute the act of and serve to bind the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of any Officer set forth in this A&R Agreement and any instrument designating such Officer and the authority delegated to that Officer.

6.3 Manager. The Company’s Manager shall continue to be Georgiy Kovalyov until his resignation or removal. The Member may remove and replace the Manager at any time, with or without cause, by written notice to the Company.

7. Liability of Member; Indemnification.

7.1 Liability of Member. Except as otherwise required in the DLLCA, the debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, shall be solely the debts, obligations, and liabilities of the Company, and the Member shall not be personally liable for any such debt, obligation, or liability of the Company solely by reason of being or acting as a member or participating in the management of the Company.

7.2 Indemnification. To the fullest extent permitted under the DLLCA (after waiving all DLLCA restrictions on indemnification other than those which cannot be eliminated), the Member (irrespective of the capacity in which the Member acts) shall be entitled to indemnification and advancement of expenses from the Company for and against any loss, damage, claim, or expense (including attorneys’ fees) whatsoever incurred by the Member relating to or arising out of any act or omission or alleged acts or omissions (whether or not constituting negligence or gross negligence) performed or omitted by the Member on behalf of the Company; provided, however, that any indemnity under this Section 7.2 shall be provided out of and to the extent of Company assets only, and neither the Member nor any other person shall have any personal liability on account thereof.

8. Term. The term of the Company shall be perpetual unless the Company is dissolved and liquidated in accordance with Section 12.

9. Capital Contributions. The Member hereby agrees to contribute to the Company such cash, property, or services as determined by the Member in its sole and absolute discretion; provided that, absent such determination, the Member is under no obligation, express or implied, to make any such contribution.

10. Tax Status; Income and Deductions.

10.1 Tax Status. As long as the Company has only one member, it is the intention of the Company and the Member that the Company be treated as a disregarded entity for federal and all relevant state tax purposes and neither the Company nor the Member shall take any action or make any election which is inconsistent with such tax treatment. All provisions of this A&R Agreement are to be construed to preserve the Company’s tax status as a disregarded entity.

10.2 Income and Deductions. All items of income, gain, loss, deduction, and credit of the Company (including, without limitation, items not subject to federal or state income tax) shall be treated for federal and all relevant state income tax purposes as items of income, gain, loss, deduction, and credit of the Member.

11. Distributions. Distributions shall be made to the Member at the times and in the amounts determined by the Member.

12. Dissolution; Liquidation.

12.1 Dissolution Events. The Company shall dissolve and its affairs shall be wound up upon the first to occur of the following (a “Dissolution Event”): (a) written consent of the Member or (b) any other event or circumstance giving rise to the dissolution of the Company under the DLLCA, unless the Company’s existence is continued pursuant to the DLLCA.

12.2 Winding Up. Upon dissolution of the Company, the Company shall immediately commence to wind up its affairs and the Member shall promptly liquidate the business of the Company. During the period of the winding up of the affairs of the Company, the rights and obligations of the Member under this A&R Agreement shall continue.

12.3 Distribution of Proceeds. In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied as follows: (a) first, to creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof); and (b) second, to the Member.

12.4 Articles of Dissolution; Statement of Termination. Upon the occurrence of: (a) a Dissolution Event, the Member shall file articles of dissolution and (b) the completion of the winding up of the Company, the Member shall file a statement of termination; in each case, with the DOC in accordance with the DLLCA.

13. Miscellaneous.

13.1 Amendments. Amendments to this A&R Agreement may be made only with the consent of the Member.

13.2 Governing Law. This A&R Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted, construed, and enforced in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

13.3 Severability. In the event any provision of this A&R Agreement shall be declared to be invalid, illegal, or unenforceable, that provision shall survive to the extent it is not so declared, and the validity, legality, and enforceability of the other provisions hereof shall not in any way be affected or impaired thereby, unless such action would substantially impair the benefits to any party of the remaining provisions of this Agreement.

13.4 No Third Party Beneficiaries. Nothing in this A&R Agreement, either express or implied, is intended to or shall confer upon any person other than the parties hereto, and their respective successors and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Amended and Restated Limited Liability Company Operating Agreement as of September 25, 2026, to be effective as of the Effective Date.

MEMBER:

PMGC Holdings, Inc., a Nevada corporation

By:	/s/ Graydon Bensler
Graydon Bensler, Chief Executive Officer

COMPANY:

NorthStrive Sponsor I LLC, a Delaware limited liability company

By:	/s/ Georgiy Kovalyov
Georgiy Kovalyov, Manager

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